Exhibit 10.1

MATSON, INC.

2025 INCENTIVE COMPENSATION PLAN

AS APPROVED BY THE BOARD ON FEBRUARY 27, 2025, AND SUBMITTED TO THE SHAREHOLDERS FOR ADOPTION AND FINAL APPROVAL. AS ADOPTED AND APPROVED IN FINAL BY THE SHAREHOLDERS ON APRIL 24, 2025

ARTICLE One

GENERAL PROVISIONS

I.	PURPOSE OF THE PLAN

This 2025 Incentive Compensation Plan is intended to promote the interests of Matson, Inc., a Hawaii corporation, by providing eligible persons in the Corporation’s service with the opportunity to participate in one or more equity incentive compensation programs designed to motivate, attract and retain the services of persons who contribute to the success of the Corporation.

Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

II.	STRUCTURE OF THE PLAN

A.The Plan shall be divided into a series of separate incentive compensation programs:

−the Discretionary Option Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock or stock appreciation rights tied to the value of such Common Stock,

−the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock pursuant to restricted stock awards, restricted stock units, performance shares or other stock-based awards which vest upon the completion of a designated service period and/or the attainment of pre-established performance milestones, or such shares of Common Stock may be issued through direct purchase or as a bonus for services rendered to the Corporation (or any Parent or Subsidiary), and

−the Automatic Grant Program under which eligible non-employee Board members will automatically receive equity awards at designated intervals over their period of continued Board service.

B.The provisions of Articles One and Five shall apply to all incentive compensation programs under the Plan and shall govern the interests of all persons under the Plan.

III.	ADMINISTRATION OF THE PLAN

A.The Board has designated the Compensation Committee (either acting directly or through a subcommittee of two or more members of the Compensation Committee) as possessing the authority to administer the Discretionary Option Grant and Stock Issuance Programs.  The Board may at any time adopt resolutions to reacquire the power to administer any or all of those programs with respect to some or all eligible persons.  However, all Awards to non-employee Board members (other than pursuant to the Automatic Grant Program) shall be made by the Compensation Committee (or subcommittee thereof) which shall at the time of any such Award be comprised solely of Independent Directors.  In addition, any Awards for members of the Compensation Committee (other than pursuant to the Automatic Grant Program) must be authorized by a disinterested majority of the Independent Directors.  For this purpose, the term “Officers” shall mean all officers of the Corporation at the level of Grade 40 and above, including all officers within the meaning of Rule 16a-1(f) promulgated under the 1934 Act. The Compensation Committee may delegate its power, authority and duties as identified herein to one or more officers or employees of the Corporation, or a committee of such officers or employees, whose authority is subject to the terms and limitations set forth by the Compensation Committee, in either case, to the fullest extent not prohibited by law; provided, however, that the Compensation Committee shall not delegate to any such officer or employee any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee.

B.Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to (i) establish, amend, suspend, waive, cancel or terminate such rules and regulations as it may deem appropriate for proper administration of the Discretionary Option Grant and Stock Issuance Programs; (ii) make such determinations under, and issue such interpretations of, the provisions of those programs and any outstanding Awards thereunder as it may deem necessary or advisable; (iii) amend the Plan or the terms and conditions of any outstanding Award subject to the provisions of Section V.A of Article Five; (iv) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any outstanding Award in the manner and to the extent it shall deem necessary, desirable or convenient to administer the Plan; and (v) make any other determination and take any other action that it deems necessary, desirable or convenient for the administration of the Plan.  All decisions, determinations and interpretations of the Plan Administrator within the scope of its administrative functions under the Plan may be made at any time, and shall be final, conclusive and binding on all parties who have an interest in the Discretionary Option Grant and Stock Issuance under its jurisdiction or any Award thereunder.

C.Service as a Plan Administrator by the members of the Compensation Committee shall constitute service as Board members, and the members who serve in such role shall accordingly be entitled to full indemnification and reimbursement as Board members for such service.  Service as a Plan Administrator by an officer of the Corporation shall constitute service as an officer and employee of the Corporation, and any such person shall accordingly by entitled to full indemnification and reimbursement as an officer and employee of the Corporation for such service.  No member of the Compensation Committee or other person providing service as a Plan Administrator shall be liable for any act or omission for which such person has been or is indemnified under applicable law, by agreement with the Corporation, or otherwise.

D.Administration of the Automatic Grant Program shall be self-executing in accordance with the terms of that program, and no Plan Administrator shall exercise any discretionary functions with respect to any Awards made under that program, except that the Compensation Committee (or subcommittee thereof) shall have the express authority to establish from time to time the applicable dollar amount to be used to determine the specific number of shares of Common Stock for which the Initial Grants and Annual Grants are to be made to the non-employee Board members in accordance with the dollar value formula set forth in Article Five.

E.The decisions of the Plan Administrator under the Plan (including without limitation, determinations of the person to receive Awards, the form, amount and time of such Awards, the terms and provisions of such Awards and the agreements evidencing the same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

IV.	ELIGIBILITY

A.The persons eligible to participate in the Plan are as follows:

1.Employees,

2.non-employee members of the Board or the board of directors of any Parent or Subsidiary, and

3.Consultants who provide services to the Corporation (or any Parent or Subsidiary).

B.The Plan Administrator shall have full authority to determine the terms and conditions of each Award in accordance with the Plan, including but not limited to, (i) with respect to Awards made under the Discretionary Option Grant Program, which eligible persons are to receive such Awards, the time or times when those Awards are to be made, the number of shares to be covered by each such Award, the time or times when the Award is to become exercisable, the vesting schedule (if any) applicable to the Award, the maximum term for which such Award is to remain outstanding and the status of a granted option as either an Incentive Option or a Non-Statutory Option; and (ii) with respect to Awards under the Stock Issuance Program, which eligible persons are to receive such Awards, the time or times when the Awards are to be made, the number of shares subject to each such Award, the vesting and issuance schedules applicable to the shares which are the subject of such Award, the cash consideration (if any) payable for those shares and the form (cash or shares of Common Stock) in which the Award is to be settled.

C.The Plan Administrator shall have the absolute discretion to grant options or stock appreciation rights in accordance with the Discretionary Option Grant Program and to grant stock issuances and other stock-based awards in accordance with the Stock Issuance Program.

D.The individuals who shall be eligible to participate in the Automatic Grant Program shall be limited to (i) those individuals who first become non-employee Board members on or after the Plan Effective Date, whether through appointment by the Board or election by the Corporation’s shareholders, and (ii) those individuals who continue to serve as non-employee Board members on or after the Plan Effective Date.  A non-employee Board member who has previously been in the employ of the Corporation (or any Parent or Subsidiary) shall not be eligible to receive a grant under the Automatic Grant Program at the time he or she first becomes a non-employee Board member, but shall be eligible to receive periodic grants under the Automatic Grant Program while he or she continues to serve as a non-employee Board member.

V.	STOCK SUBJECT TO THE PLAN

A.The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market.  The number of shares of Common Stock reserved for issuance over the term of the Plan shall be limited to 1,400,000 shares of Common Stock.

B.The Plan shall serve as the successor to the Predecessor Plan, and no further stock option grants or unvested share awards shall be made under the Predecessor Plan on or after the Plan Effective Date.  Furthermore, each share of Common Stock issued pursuant to a stock award granted under the Predecessor Plan after February 21, 2025 will reduce the number of shares of Common Stock reserved for issuance under the Plan by one (1) share of Common Stock.  However, all Awards outstanding under the Predecessor Plan on the Plan Effective Date shall continue in full force and effect in accordance with their terms, and no provision of this Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of those awards with respect to their acquisition of shares of Common Stock thereunder.  To the extent any options outstanding under the Predecessor Plan on the Plan Effective Date expire or terminate unexercised or any unvested shares outstanding under the Predecessor Plan on the Plan Effective Date are forfeited, reacquired or repurchased by the Corporation at the original issue price, the number of shares of Common Stock subject to those expired or terminated options and the number of such forfeited, reacquired or repurchased shares shall be added to the share reserve under this Plan and shall accordingly be available for issuance hereunder.

C.The maximum number of shares of Common Stock that may be issued pursuant to Incentive Options granted under the Plan shall not exceed 1,400,000 shares of Common Stock.

D.Each person participating in the Plan shall be subject the following limitations:

−for Awards denominated in terms of shares of Common Stock (whether payable in Common Stock, cash or a combination of both), the maximum number of shares of Common Stock for which such Awards (including, without limitation, stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares) may be made to such person in any calendar year shall not exceed one million (1,000,000) shares of Common Stock in the aggregate, and

−for Awards denominated in terms of cash dollars (whether payable in cash, Common Stock or a combination of both), the maximum dollar amount for which such Awards may be made to such person in any calendar year shall not exceed Five Million Dollars ($5,000,000.00), with such limitation to be measured at the time the Award is made and not at the time the Award becomes payable.

E.Each share of Common Stock issued pursuant to an Award shall reduce the number of shares of Common Stock reserved for issuance under the Plan by one (1) share.  Shares of Common Stock subject to outstanding Awards made under the Plan shall be available for subsequent issuance under the Plan to the extent those Awards expire, terminate or are cancelled for any reason prior to the issuance of the shares of Common Stock subject to those Awards.  Unvested shares of Common Stock issued under the Plan and subsequently forfeited, reacquired or repurchased by the Corporation, at a price per share not greater than the original issue price paid per share (if any), pursuant to the Corporation’s repurchase or reacquisition rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for subsequent reissuance.  Should the exercise price of an option under the Plan be paid with shares of Common Stock otherwise issuable under the option, then the authorized reserve of Common Stock under the Plan shall be reduced by the gross number of shares of Common Stock for which that option is exercised, and not by the net number of shares of Common Stock issued under the exercised stock option.  Upon the exercise of any stock appreciation right under the Plan, the share reserve shall be reduced by the gross number of shares of Common Stock as to which such right is exercised, and not by the net number of shares of Common Stock actually issued by the Corporation upon such exercise.  If shares of Common Stock otherwise issuable under the Plan are withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of an Award or the issuance of Common Stock thereunder, then the number of shares of Common Stock available for issuance under the Plan shall be reduced on the basis of the gross number of shares of Common Stock issued, vested or exercised under such Award, calculated in each instance prior to any such share withholding.

F.Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization or similar corporate transaction, then equitable adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities or other property issuable under the Plan, (ii) the maximum number and/or class of securities that may be issued pursuant to Incentive Options granted under the Plan, (iii) the maximum number and/or class of securities for which any one person may be granted Common Stock-denominated Awards under the Plan per calendar year, (iv) the number and/or class of securities or other property and the exercise price per share in effect under each outstanding Award under the Discretionary Option Grant Program, (v) the number and/or class of securities or other property subject to each outstanding Award under the Stock Issuance Program and the cash consideration (if any) payable per share; (vi) number and/or class of securities or other property subject to each outstanding Award under the Automatic Grant Program, (vii) the number and/or class of securities for which Awards may subsequently be made to new and continuing non-employee Board members under the Automatic Grant Program, and (viii) the number and/or class of securities or other property subject to the Corporation’s outstanding reacquisition or repurchase rights under the Plan and the reacquisition or repurchase price payable per share (if any).  The adjustments shall be made in such manner as the Plan Administrator deems appropriate in order to prevent the dilution or enlargement of benefits or potential benefits intended to be made available under the Plan and the outstanding Awards thereunder, and such adjustments shall be final, binding and conclusive.  Notwithstanding the foregoing, with respect to Incentive Options, no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision.  In the event of a Change in Control, however, the adjustments (if any) shall be made in accordance with the applicable provisions of the Plan governing Change in Control transactions.

G.Nothing contained in this Plan shall be construed to limit or impair the power of the Corporation (or any Parent or Subsidiary) to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets or purchase any other business or assets, or otherwise limit the authority of the Board and the officers of the Corporation, any Parent or any Subsidiary from administering the business as such person shall determine in its sole discretion. No Optionee, Participant, beneficiary or other person shall have any claim against the Corporation as a result of such action.

ARTICLE Two

DISCRETIONARY OPTION GRANT PROGRAM

I.	OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below.  Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A.Exercise Price.
1.The exercise price per share shall be fixed by the Plan Administrator; provided, however, that such exercise price shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the Award Date.

2.The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of the documents evidencing the option, be payable in one or more of the forms specified below:
(i)cash, check or other cash equivalents, made payable to the Corporation,
(ii)shares of Common Stock (whether delivered in the form of actual stock certificates or through attestation of ownership) held by the Optionee for such minimum period, if any, prescribed by the Plan Administrator valued at Fair Market Value on the Exercise Date,
(iii)shares of Common Stock otherwise issuable under the option but withheld by the Corporation in satisfaction of the exercise price, with such withheld shares to be valued at Fair Market Value on the Exercise Date,
(iv)to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions to (a) a brokerage firm (reasonably satisfactory to the Corporation for purposes of administering such procedure in compliance with the Corporation’s pre-clearance/pre-notification policies) to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm on such settlement date in order to complete the sale; and
(v)any other means as the Plan Administrator may determine in accordance with applicable corporate law.

Except to the extent such sale and remittance procedure as described in clause (iv) above is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B.Exercise and Term of Options.
1.Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option.  However, no option shall have a term in excess of ten (10) years measured from the Award Date.
2.The Plan Administrator shall also have the discretionary authority to structure one or more Awards under the Discretionary Option Grant Program so that those Awards shall vest and become exercisable only after the achievement of pre-established performance objectives based on one or more Performance Goals and measured over the performance period specified by the Plan Administrator at the time of the Award.
3.Notwithstanding the foregoing, the following limitations shall apply with respect to the vesting schedules established for the Awards made under the Discretionary Option Grant Program, subject to the acceleration provisions in Paragraphs C.1 and C.2 below and Section IV of this Article Two:

(i)for any such Award which is to vest on the basis of Service, the minimum vesting period shall be one (1) year, with the rate of vesting over such period to be determined by the Plan Administrator; and
(ii)for any such Award which is to vest on the basis of performance objectives, the performance period shall have a duration of at least one year.
(iii)The requirements set forth in Section I.B.3(i) and (ii) above need not apply to grants approved by the Plan Administrator in an amount not to exceed five percent (5%) of the total number of shares authorized for grant under the Plan as set forth in Section V.A. of Article One.
C.Effect of Termination of Service.
1.Except to the extent otherwise provided in an Award Agreement evidencing an Award, the following provisions shall govern the exercise of any options granted pursuant to the Discretionary Option Grant Program that are outstanding at the time of the Optionee’s cessation of Service or death:
(i)Any option outstanding at the time of the Optionee’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term as set forth in Paragraph B.1 above or such shorter term set forth in the Optionee’s Award Agreement.
(ii)Any option held by the Optionee at the time of the Optionee’s death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or by the Optionee’s designated beneficiary or beneficiaries of that option.
(iii)Should the Optionee’s Service be terminated for Cause or should the Optionee otherwise engage in conduct constituting grounds for a termination for Cause while holding one or more outstanding options granted under this Article Two, then all of those options shall terminate immediately and cease to be outstanding.
(iv)During the applicable post-Service exercise period, the option may not be exercised for more than the number of vested shares for which the option is at the time exercisable; provided, however, that one or more options under the Discretionary Option Grant Program may be structured so that those options continue to vest in whole or part during the applicable post-Service exercise period.  Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any shares for which the option has not been exercised.
2.The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:
(i)extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term as set forth in Paragraph B.1 above;
(ii)include an automatic extension provision whereby the specified post-Service exercise period in effect for any option granted under this Article Two shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-Service exercise period during which the exercise of that option or the immediate sale of the shares acquired under such option could not be effected in compliance with applicable federal and state securities laws or the Corporation’s trading compliance policies, but in no event shall such an extension result in the continuation of such option beyond the expiration of the option term as set forth in Paragraph B.1 above, and/or
(iii)permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service during a period determined by the Plan Administrator.

D.Shareholder Rights.  The holder of an option shall have no shareholder rights with respect to the shares of Common Stock subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

E.Repurchase Rights. The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock.  Should the Optionee cease Service after having exercised the option for unvested shares of Common Stock while such shares are still unvested, the Corporation shall have the right to repurchase any or all of those unvested shares at a price per share equal to the lower of (i) the exercise price paid per share or (ii) the Fair Market Value per share of Common Stock at the time of repurchase or such other repurchase pricing formula as may be determined by the Plan Administrator.  The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F.Transferability of Options.  The transferability of options granted under the Plan shall be governed by the following provisions:

(i)Incentive Options.  During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or the laws of inheritance following the Optionee’s death.

(ii)Non-Statutory Options.  Non-Statutory Options shall be subject to the same limitations on transfer as Incentive Options, except that the Plan Administrator may, in its sole discretion, decide to structure one or more Non-Statutory Options so that the option may be assigned in whole or in part during the Optionee’s lifetime to one or more Family Members of the Optionee or to a trust established exclusively for the Optionee and/or such Family Members, to the extent such assignment is in connection with the Optionee’s estate or wealth transfer plan or pursuant to a domestic relations order.  The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment.  The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

(iii)Beneficiary Designations.  Notwithstanding the foregoing, the Optionee may designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Two (whether Incentive Options or Non-Statutory Options), and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options.  Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

II.	INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options.  Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Five shall be applicable to Incentive Options.  Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.

A.Eligibility.  Incentive Options may only be granted to Employees.
B.Dollar Limitation.  The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000).

To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, then for purposes of the foregoing limitations on the exercisability of those options as Incentive Options, such options shall be deemed to become first exercisable in that calendar year on the basis of the chronological order in which they were granted, except to the extent otherwise provided under applicable law or regulation.  Any shares in excess of the amount set forth in this Section II.B shall be treated as a Non-Statutory Option.

C.10% Stockholder.  If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the Award Date, and the option term shall not exceed five (5) years measured from the Award Date.
III.	STOCK APPRECIATION RIGHTS
A.Authority.  The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant stock appreciation rights in accordance with this Section III to selected Optionees or other individuals eligible to receive option grants under the Discretionary Option Grant Program.
B.Types.  Two types of stock appreciation rights shall be authorized for issuance under this Section III: (i) tandem stock appreciation rights (“Tandem Rights”) and (ii) stand-alone stock appreciation rights (“Stand-Alone Rights”).  The exercise price per share shall be fixed by the Plan Administrator; provided, however, that such exercise price shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the Award Date.
C.Tandem Rights.  The following terms and conditions shall govern the grant and exercise of Tandem Rights.

1.One or more Optionees may be granted a Tandem Right, exercisable upon such terms and conditions as the Plan Administrator may establish, to elect between the exercise of the underlying option for shares of Common Stock or the surrender of that option in exchange for a distribution from the Corporation in an amount equal to the excess of (i) the Fair Market Value (on the option surrender date) of the number of shares of Common Stock in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate exercise price payable for such vested shares.
2.Any distribution to which the Optionee becomes entitled upon the exercise of a Tandem Right may be made in (i) shares of Common Stock valued at Fair Market Value on the option surrender date, (ii) cash or (iii) a combination of cash and shares of Common Stock, as specified in the applicable Award agreement.
D.Stand-Alone Rights.  The following terms and conditions shall govern the grant and exercise of Stand-Alone Rights:

1.One or more individuals eligible to participate in the Discretionary Option Grant Program may be granted a Stand-Alone Right not tied to any underlying option under this Discretionary Option Grant Program.  The Stand-Alone Right shall relate to a specified number of shares of Common Stock and shall be exercisable upon such terms and conditions as the Plan Administrator may establish.  In no event, however, may the Stand-Alone Right have a maximum term in excess of ten (10) years measured from the Award Date.  The provisions and limitations of Paragraphs B.2 and B.3 of Section I of this Article Two shall also be applicable to any Stand-Alone Right awarded under the Plan.

2.Upon exercise of the Stand-Alone Right, the holder shall be entitled to receive a distribution from the Corporation in an amount equal to the excess of (i) the aggregate Fair Market Value (on the exercise date) of the shares of Common Stock underlying the exercised right over (ii) the aggregate exercise price in effect for those shares.

3.The number of shares of Common Stock underlying each Stand-Alone Right and the exercise price in effect for those shares shall be determined by the Plan Administrator in its sole discretion at the time the Stand-Alone Right is granted in accordance with the Plan.

4.Stand-Alone Rights shall be subject to the same transferability restrictions applicable to Non-Statutory Options and may not be transferred during the holder’s lifetime, except if such assignment is in connection with the holder’s estate plan and is to one or more Family Members of the holder or to a trust established for the holder and/or one or more such Family Members or pursuant to a domestic relations order covering the Stand-Alone Right as marital property.  In addition, one or more beneficiaries may be designated for an outstanding Stand-Alone Right in accordance with substantially the same terms and provisions as set forth in Section I.F of this Article Two.

5.The distribution with respect to an exercised Stand-Alone Right may be made in (i) shares of Common Stock valued at Fair Market Value on the exercise date, (ii) cash or (iii) a combination of cash and shares of Common Stock, as specified in the applicable Award agreement.

6.The holder of a Stand-Alone Right shall have no shareholder rights with respect to the shares of Common Stock subject to the Stand-Alone Right unless and until such person shall have exercised the Stand-Alone Right and become a holder of record of the shares of Common Stock issued upon the exercise of such Stand-Alone Right.

E.Post-Service Exercise.  The provisions governing the exercise of Tandem and Stand-Alone Rights following the cessation of the recipient’s Service shall be substantially the same as those set forth in Section I.C.1 of this Article Two for the options granted under the Discretionary Option Grant Program, and the Plan Administrator’s discretionary authority under Section I.C.2 of this Article Two shall also extend to any outstanding Tandem or Stand-Alone Appreciation Rights, subject to Section I.B.3 of this Article Two.
IV.	CHANGE IN CONTROL
A.In the event of an actual Change in Control transaction, each outstanding Award under the Discretionary Option Grant Program shall automatically accelerate so that each such Award shall, immediately prior to the effective date of that Change in Control, become exercisable as to all the shares of Common Stock at the time subject to such Award and may be exercised as to any or all of those shares as fully vested shares of Common Stock.  However, an outstanding Award under the Discretionary Option Grant Program shall not become exercisable on such an accelerated basis if and to the extent: (i) such Award is to be assumed by the successor corporation (or parent thereof) or is otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction; provided, however, that the securities subject to such Award following such assumption or continuation are actively traded on an established securities exchange or (ii) such Award is to be replaced with a substitute equivalent award of the successor corporation which (a) preserves the spread (i.e., the amount, if any, by which the Fair Market Value of the Common Stock subject to the Award exceeds the aggregate exercise price of the Award)  existing at the time of the Change in Control, (b) provides for vesting and payout of such Award as substituted in accordance with the same exercise/vesting and payout schedule in effect for that Award, which may include, to the extent not in violation of any law applicable to the Award, the same consideration paid to holders of the Common Stock under the terms of the Change in Control transaction, and (c) provides for, in all material respects, the same degree of liquidity or marketability as the Award possessed immediately prior to the Change in Control once vested.  Notwithstanding the foregoing, any Award outstanding under the Discretionary Option Grant Program on the date of such Change in Control shall be subject to cancellation and termination, without cash payment or other consideration due the Award holder, if the Fair Market Value per share of Common Stock on the date of such Change in Control (or any earlier date specified in the definitive agreement for the Change in Control transaction) is less than or equal to the per share exercise price in effect for such Award.
B.All outstanding repurchase rights under the Discretionary Option Grant Program shall automatically terminate, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, immediately prior to the effective date of an actual Change in Control transaction, except to the extent those repurchase rights are to be assigned to the successor corporation (or parent thereof) or are otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction, in each case under the same terms as set forth in Section IV.A(i) or (ii) of Article Two above.
C.Immediately following the consummation of the Change in Control, all outstanding Awards under the Discretionary Option Grant Program shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or are otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction, in each case under the same terms as set forth in Section IV.A(i) or (ii) of Article Two above.
D.Each Award which is assumed or substituted in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control,

to apply to the number and class of securities (or to the extent provided in Section IV.A(ii) of Article Two above, other form of consideration) into which the shares of Common Stock subject to that Award would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time.  Appropriate adjustments to reflect such Change in Control shall also be made to (i) the exercise or base price per share in effect under each outstanding Award, provided the aggregate exercise price in effect for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan, (iii) the maximum number and/or class of securities by which the share reserve under the Plan may increase by reason of the expiration or termination of unexercised options or the forfeiture, reacquisition or repurchase of shares under the Plan, (iv) the maximum number and/or class of securities that may be issued pursuant to Incentive Options granted under the Plan, (v) the maximum number and/or class of securities for which any one person may be granted Common Stock-denominated Awards under the Plan per calendar year, (vi) the number and/or class of securities or other property and the exercise price in effect under each outstanding Award under the Discretionary Option Grant Program, (vii) the number and/or class of securities or other property subject to each outstanding Award under the Stock Issuance Program and the cash consideration (if any) payable, (viii) the number and/or class of securities or other property subject to each outstanding Award under the Automatic Grant Program, (ix) the number and/or class of securities for which Awards may subsequently be made to new and continuing non-employee Board members under the Automatic Grant Program and (x) the number and/or class of securities or other property subject to the Corporation’s outstanding repurchase rights under the Plan and the repurchase price payable.  To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption, substitution or continuation of the outstanding Awards under the Discretionary Option Grant Program, substitute, for the securities underlying those Awards, one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction, provided such common stock is readily traded on an established securities exchange or market.
E.The Plan Administrator shall have the discretionary authority to structure one or more outstanding Awards under the Discretionary Option Grant Program so that those Awards shall, immediately prior to the effective date of an actual Change in Control transaction, become exercisable as to all the shares of Common Stock at the time subject to those Awards and may be exercised as to any or all of those shares as fully vested shares of Common Stock, whether or not those Awards are to be assumed in the Change in Control transaction or otherwise continued in effect.  In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Option Grant Program so that those rights shall terminate immediately prior to the effective date of an actual Change in Control transaction, and the shares subject to those terminated rights shall thereupon vest in full.
F.The Plan Administrator shall have full power and authority to structure one or more outstanding Awards under the Discretionary Option Grant Program so that those Awards shall become exercisable as to all the shares of Common Stock at the time subject to those Awards in the event the Optionee’s Service is subsequently terminated by reason of an Involuntary Termination within a designated period before, upon or following the effective date of any Change in Control transaction in which those Awards do not otherwise fully accelerate.  In addition, the Plan Administrator may structure one or more of the Corporation’s repurchase rights so that those rights shall immediately terminate with respect to any shares held by the Optionee at the time of such Involuntary Termination, and the shares subject to those terminated repurchase rights shall accordingly vest in full at that time.
G.The portion of any Incentive Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred

Thousand Dollar ($100,000) limitation is not exceeded.  To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the Federal tax laws.
V.	PROHIBITION ON REPRICING PROGRAMS

The Plan Administrator shall not (i) implement any cancellation/regrant program pursuant to which outstanding options or stock appreciation rights under the Plan are cancelled and new options or stock appreciation rights are granted in replacement with a lower exercise price per share, (ii) cancel outstanding options or stock appreciation rights under the Plan with exercise prices per share in excess of the then current Fair Market Value per share of Common Stock for consideration payable in cash, equity securities of the Corporation or in the form of any other Award under the Plan, except in connection with a Change in Control transaction as provided in Section IV.A of Article Two above, or (iii) otherwise directly reduce the exercise price in effect for outstanding options or stock appreciation rights under the Plan, without, in each such instance, obtaining shareholder approval.

ARTICLE Three

STOCK ISSUANCE PROGRAM

I.	STOCK ISSUANCE TERMS

Shares of Common Stock may be issued under the Stock Issuance Program, either as vested or unvested shares, through direct and immediate issuances.  Each such stock issuance shall be evidenced by a Stock Issuance Agreement which complies with the terms specified below.  Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to performance shares or restricted stock units which entitle the recipients to receive the shares underlying those Awards upon the attainment of designated performance goals or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those Awards.

A.Issue Price.

1.The issue price per share shall be fixed by the Plan Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the Award Date.

2.Shares of Common Stock may be issued under the Stock Issuance Program for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:

(i)cash or check made payable to the Corporation;

(ii)past services rendered to the Corporation (or any Parent or Subsidiary); or

(iii)any other valid consideration under the State in which the Corporation is at the time incorporated.

B.Vesting Provisions.

1.Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance as a bonus for Service rendered or may vest in one or more installments over the Participant’s period of Service and/or upon the attainment of specified performance objectives.  The elements of the vesting schedule applicable to any unvested shares of Common Stock issued under the Stock Issuance Program shall be determined by the Plan Administrator and incorporated into the Stock Issuance Agreement.  Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to performance shares or restricted stock units which entitle the recipients to receive the shares underlying those Awards upon the attainment of designated performance goals or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those Awards, including (without limitation) a deferred distribution date following the termination of the Participant’s Service.  Notwithstanding the foregoing, the following limitations shall apply with respect to the vesting schedules established for the Awards made under the Stock Issuance Program, subject to the acceleration provisions in Paragraphs B.6 and B.7 below and Section II of this Article Three:

(i)for any such Award which is to vest on the basis of Service, the minimum vesting period shall be one (1) year, with the rate of vesting over such period to be determined by the Plan Administrator; and

(ii)for any such Award which is to vest on the basis of performance objectives, the performance period shall have a duration of at least one (1) year.

(iii)The foregoing minimum vesting requirements shall not be applicable under the following circumstances:  (1) to Awards comprising no more than five percent (5%) of the total number of shares of Common Stock authorized for grant under the Plan as set forth in Section V.A. of Article One; (2) to any Awards made under the Stock Issuance Program to an individual who is at the time of such Award serving solely in the capacity of a non-employee Board member; provided, however, that any Award made under the Stock Issuance Program to such non-employee Board member must have a minimum vesting period of at least one year, with not greater than monthly pro-rated vesting over that period; or (3) in the event of the death, Permanent Disability, Retirement or Involuntary Termination of the Participant.

2.The Plan Administrator shall also have the discretionary authority to structure one or more Awards under the Stock Issuance Program so that the shares of Common Stock subject to those Awards shall vest (or vest and become issuable) upon the achievement of pre-established corporate performance objectives based on one or more Performance Goals and measured over the performance period specified by the Plan Administrator at the time of the Award.

3.Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting and payout requirements applicable to the Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.  Equitable adjustments to reflect each such transaction shall also be made by the Plan Administrator to the repurchase price payable per share by the Corporation for any unvested securities subject to its existing repurchase rights under the Plan; provided the aggregate repurchase price shall in each instance remain the same.

4.The Participant shall have full shareholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant’s interest in those shares is vested, unless otherwise provided in the applicable Stock Issuance Agreement.  Accordingly, the Participant shall have the right to vote such shares and to receive any dividends paid on such shares, subject to any applicable vesting requirements, including (without limitation) the requirement that any dividends paid on such shares subject to performance vesting conditions shall be held in escrow by the Corporation and shall not vest or actually be paid to the Award holder prior to the time those shares vest.  The Participant shall not have any shareholder rights with respect to the shares of Common Stock subject to a performance share or restricted stock unit Award until that Award vests and the shares of Common Stock are actually issued thereunder.  However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of Common Stock, on outstanding performance share or restricted stock unit Awards, subject to such terms and conditions as the Plan Administrator may deem appropriate; provided, however, that no such dividend-equivalent units relating to Awards subject to performance vesting conditions shall vest or otherwise become payable prior to the time the underlying Award (or portion thereof to which such dividend-equivalents units relate) vests upon the attainment of the applicable performance goals and shall accordingly be subject to cancellation and forfeiture to the same extent as the underlying Award.

5.Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be automatically surrendered to the Corporation for cancellation, and the Participant shall have no further shareholder rights with respect to those shares.  To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent, the Corporation shall repay to the Participant the cash consideration paid for the surrendered shares.

6.The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares, but only to the extent such waiver is effected in connection with (i) the Participant’s cessation of Service by reason of death, Permanent Disability, Retirement or Involuntary Termination or (ii) the consummation of a Change in Control transaction.  Any such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies.

7.Outstanding performance shares or restricted stock units under the Stock Issuance Program shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those Awards, if the performance goals or Service requirements established for those Awards are not attained or satisfied.  The Plan Administrator, however, shall have the discretionary authority to issue vested shares of Common Stock under one or more outstanding Awards of performance shares or restricted stock units as to which the designated performance goals or Service requirements have not been attained or satisfied, but only in connection with (i) the Participant’s cessation of Service by reason of death, Permanent Disability, Retirement or Involuntary Termination or (ii) the consummation of a Change in Control transaction.

8.The following additional requirements shall be in effect for any performance shares awarded under this Article Three:

(i)At the end of the performance period, the Plan Administrator shall determine the actual level of attainment for each performance objective and the extent to which the performance shares awarded for that period are to vest and become payable based on the attained performance levels.

(ii)The performance shares which so vest shall be paid as soon as practicable following the end of the performance period, unless such payment is to be deferred for the period specified by the Plan Administrator at the time the performance shares are awarded or the period selected by the Participant in accordance with the applicable requirements of Section 409A.

(iii)Performance shares may be paid in (i) cash, (ii) shares of Common Stock or (iii) any combination of cash and shares of Common Stock, as determined by the Plan Administrator in its sole discretion.

(iv)Performance shares may also be structured so that the shares are convertible into shares of Common Stock, but the rate at which each performance share is to so convert shall be based on the attained level of performance for each applicable performance objective.

II.	CHANGE IN CONTROL

A.Each Award outstanding under the Stock Issuance Program on the effective date of an actual Change in Control transaction may be (i) assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction; provided, however, that the securities subject to such Award following the assumption or continuation are actively traded on an established securities exchange, or (ii) replaced with a substitute equivalent award of the successor corporation which (a) preserves the value of the Award equal to the Fair Market Value of the underlying shares of Common Stock at the time of the Change in Control, (b) provides for vesting and payment of such Award as substituted in accordance with the same vesting and payout schedules in effect for those shares at the time of such Change in Control, which may include, to the extent not in violation of any law applicable to the Award, the same consideration paid to holders of the Common Stock under the terms of the Change in Control transaction, and (c) provides for substantially the same degree of liquidity or marketability as the Award possessed immediately prior to the Change in Control once vested.  Except as otherwise expressly provided in the Stock Issuance Agreement, to the extent any such Award is at the time subject to performance-vesting requirements tied to the attainment of one or more specified performance goals and the Plan Administrator does not at the time provide otherwise, those performance-vesting requirements shall upon the assumption, continuation or replacement of that Award be cancelled, and such Award shall thereupon be converted into a Service-vesting Award, based on an assumed attainment of the applicable performance goals at target level, that will vest in one or more increments over the Service-vesting period in effect for that Award immediately prior to the effective date of the Change in Control, and if there is no explicit Service-vesting period, over the performance period in effect for that Award immediately prior to the effective date of the Change in Control.  However, to the extent any Award outstanding under the Stock Issuance Program on the effective date of such Change in Control transaction is not to be so assumed, continued or replaced, that Award shall vest in full immediately prior to the effective date of the actual Change in Control transaction, and the shares of Common Stock underlying the portion of the Award that vests on such accelerated basis shall be issued in accordance with the applicable Award Agreement.

B.Each outstanding Award under the Stock Issuance Program which is assumed in connection with a Change in Control or otherwise continued in effect shall be adjusted immediately after the consummation of that Change in Control so as to apply to the number and class of securities or other property into which the shares of Common Stock subject to that Award immediately prior to the Change in Control would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time, and appropriate adjustments shall also be made to the cash consideration (if any) payable per share thereunder, provided, the aggregate amount of such consideration shall remain the same.  To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding Awards, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction, provided such common stock is readily traded on an established U.S. securities exchange or market.

C.The Plan Administrator shall have the discretionary authority to structure one or more unvested Awards under the Stock Issuance Program so that the shares of Common Stock subject to those Awards shall automatically vest (or vest and become issuable) in whole or in part immediately prior to the effective date of an actual Change in Control transaction or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period before, upon or following the effective date of that Change in Control transaction.

ARTICLE Four

AUTOMATIC GRANT PROGRAM

I.	AWARD TERMS

A.Automatic Grants.  The Awards to be made pursuant to the Automatic Grant Program shall be as follows:

1.Each individual who is first elected or appointed as a non-employee Board member at any time at or after the date of the 2025 Annual Meeting shall automatically be granted, on the date of such initial election or appointment, an Award in the form of restricted stock units covering that number of shares of Common Stock (rounded up to the next whole share) determined by dividing the Applicable Dollar Amount by the Fair Market Value per share on such date; provided, that individual has not been in the employ of the Corporation or any Parent or Subsidiary during the preceding twelve (12) months (the “Initial Grant”).  The Applicable Dollar Amount shall be determined by the Plan Administrator at the time of each such grant, but in no event shall such amount exceed Three Hundred Thousand Dollars ($300,000.00) per non-employee Board member.

2.On the date of each annual shareholders meeting, beginning with the annual shareholders meeting held during calendar year 2026, each individual who is to continue to serve as a non-employee Board member, whether or not that individual is standing for re-election to the Board at that particular annual meeting, shall automatically be granted an Award in the form of restricted stock units covering that number of shares of Common Stock (rounded up to the next whole share) determined by dividing the Applicable Annual Amount by the Fair Market Value per share on such date (the “Annual Grant”), provided that such individual has served as a non-employee Board member for a period of at least six (6) months.  There shall be no limit on the number of such Annual Grants any one continuing non-employee Board member may receive over his or her period of Board service, and non-employee Board members who have previously been in the employ of the Corporation (or any Parent or Subsidiary) shall be eligible to receive one or more such Annual Grants over their period of continued Board service.  The Applicable Annual Amount shall be determined by the Plan Administrator on or before the date of the annual shareholders meeting at which those Annual Grants are to be made, but in no event shall exceed Three Hundred Thousand Dollars ($300,000.00).

3.Each restricted unit awarded under this Article Four shall entitle the non-employee Board member to one share of Common Stock on the applicable issuance date following the vesting of that unit.

B.Vesting of Awards and Issuance of Shares.  Each Initial Grant and Annual Grant made under this Article Four shall vest in full on the earlier of (I) the first anniversary of the non-employee Board member’s completion of continuous Board service measured from the Award Date or (II) the first annual general meeting of the Corporation’s shareholders held after the Award Date; provided, however, that should such non-employee Board member cease Board service by reason of (i) death or Permanent Disability or (ii) retirement at or after age seventy five (75), then each Initial Grant and Annual Grant made to such individual under this Article Four and outstanding at the time of such cessation of Board service shall immediately vest in full to the extent not previously vested.  The shares of Common Stock underlying each Initial Grant or Annual Grant which vests in accordance with the foregoing vesting provisions shall be issued as they vest; provided, however, that the Plan Administrator may allow one or more non-employee Board members to defer, in accordance with the applicable requirements of Section 409A, the issuance of the shares beyond the vesting date to a designated date or until cessation of Board service or an earlier Change in Control.

C.Dividend Equivalent Rights.  Each restricted stock unit shall include a dividend equivalent right pursuant to which a book account shall be established for the non-employee Board member and credited from time to time with each dividend or distribution, whether in cash, securities or other property (other than shares of Common Stock) which is made per issued and outstanding share of Common Stock during the period the share of Common Stock underlying that restricted stock unit remains unissued.  The amount credited to the book account with respect to such restricted stock unit shall be paid to the non-employee Board member concurrently with the issuance of the share of Common Stock underlying that unit, subject to the Corporation’s collection of any applicable withholding taxes, if any.

II.	CHANGE IN CONTROL

Should the non-employee Board member continue in Board service until the effective date of an actual Change in Control transaction, then the shares of Common Stock subject to each outstanding Initial Grant and Annual Grants made to such Board member shall, immediately prior to the effective date of that Change in Control transaction, vest in full and shall be issued to him or her as soon as administratively practicable thereafter, but in no event more than fifteen (15) business days after such effective date, except to the extent such issuance is subject to a deferred distribution date under Section 409A, or shall otherwise be converted into the right to receive the same consideration per share of Common Stock payable to the other shareholders in the Change in Control and distributed at the same time as such shareholder payments, subject to any applicable deferred distribution date under Section 409A.

ARTICLE Five

MISCELLANEOUS

I.	DEFERRED COMPENSATION

A.The Plan Administrator may, in its sole discretion, structure one or more Awards under the Stock Issuance Program so that the Participants may be provided with an election to defer the compensation associated with those Awards for federal income tax purposes.  Any such deferral opportunity shall comply with all applicable requirements of Section 409A.

B.The Plan Administrator may implement a non-employee Board member retainer fee deferral program under the Plan that allows the non-employee Board members the opportunity to elect, prior to the start of each calendar year, to convert the Board and Board committee retainer fees to be earned for that year into restricted stock units under the Stock Issuance Program that will defer the issuance of the shares of Common Stock that vest under those restricted stock units to a permissible date or event under Section 409A.  If such program is implemented, the Plan Administrator shall have the authority to establish such rules and procedures as it deems appropriate for the filing of such deferral elections and the designation of the permissible distribution events under Section 409A.

C.To the extent the Corporation maintains one or more separate non-qualified deferred compensation arrangements which allow the participants the opportunity to make notional investments of their deferred account balances in shares of Common Stock, the Plan Administrator may authorize the share reserve under the Plan to serve as the source of any shares of Common Stock that become payable under those deferred compensation arrangements.  In such event, the share reserve under the Plan shall be reduced on a share-for-one-share basis for each share of Common Stock issued under the Plan in settlement of the deferred compensation owed under those separate arrangements.

D.To the extent there is any ambiguity as to whether any provision of any Award made under the Plan that is deemed to constitute a deferred compensation arrangement under Section 409A would otherwise contravene one or more requirements or limitations of such Section 409A, such provision shall be interpreted and applied in a manner that complies with the applicable requirements of Section 409A .

II.	TAX WITHHOLDING
A.The Corporation’s obligation to deliver shares of Common Stock upon the exercise, issuance or vesting of an Award under the Plan shall be subject to the satisfaction of all applicable income and employment or other tax withholding requirements.
B.The Plan Administrator may, in its discretion, structure one or more Awards so that shares of Common Stock may be used as follows to satisfy all or part of the Withholding Taxes to which such holders of those Awards may become subject in connection with the issuance, exercise, vesting or settlement of those Awards:
1.Stock Withholding.  The Corporation may be provided with the right to withhold, from the shares of Common Stock otherwise issuable upon the issuance, exercise, vesting or settlement of such Award or the issuance of shares of Common Stock thereunder, a portion of those shares with an aggregate Fair Market Value equal to the applicable Withholding Taxes based on a rate no greater than the maximum statutory tax rate in the applicable jurisdictions.  The shares of Common Stock so withheld shall reduce the number of shares of Common Stock authorized for issuance under the Plan.

2.Stock Delivery.  The Award holder may be provided with the right to deliver to the Corporation, at the time of the issuance, exercise, vesting or settlement of such Award or the issuance of shares of Common Stock thereunder, one or more shares of Common Stock previously acquired by such individual (other than in connection with the exercise, share issuance or share vesting triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the individual.  The shares of Common Stock so delivered shall neither reduce the number of shares of Common Stock authorized for issuance under the Plan nor be added to the number of shares of Common Stock authorized for issuance under the Plan.
III.	SHARE ESCROW/LEGENDS

Unvested shares of Common Stock may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

IV.	EFFECTIVE DATE AND TERM OF THE PLAN
A.The Plan shall become effective on the Plan Effective Date. For purposes of Section 422 of the Code, the Plan Effective Date shall be considered to be the date that the Plan is adopted by the Board.
B.The Plan shall serve as the successor to the Predecessor Plan, and no further grants of Awards (which for purposes of this Section IV.B shall have the same meaning as in the Predecessor Plan) or issuances of shares of Common Stock shall be made under the Predecessor Plan. The implementation of the Plan shall not affect the Awards that were outstanding under the Predecessor Plan at the time the Plan was approved by the shareholders at the 2025 Annual Meeting, and those Awards shall continue in full force and effect in accordance with their terms.  The Plan shall terminate upon the earliest to occur of (i) the 10 year anniversary of the 2025 Annual Meeting, (ii) the date on which all shares of Common Stock available for issuance under the Plan shall have been issued as fully vested shares or (iii) the termination of all outstanding Awards in connection with a Change in Control.  Should the Plan terminate on the 10 year anniversary of the 2025 Annual Meeting, then all Awards outstanding at that time shall continue to have full force and effect in accordance with the provisions of the documents evidencing those Awards.
V.	AMENDMENT OF THE PLAN AND AWARDS

A.The Board or the Compensation Committee shall have complete and exclusive power and authority to amend, alter, suspend, modify or terminate the Plan in any or all respects; provided, however, that shareholder approval shall be required for any amendment to the Plan which (i) increases the number of shares of Common Stock authorized for issuance under the Plan (other than pursuant to Section V.F of Article One); (ii) except as provided in Section V.F of Article One, permits options, stock appreciation rights or other equity-based Awards encompassing rights to purchase Common Stock to be repriced, replaced, or regranted through cancellation or exchange, or by lowering the exercise price of a previously granted option or stock appreciation right, or the purchase price of any other previously granted equity-based Award; (iii) expands the class of individuals eligible to participate in the Plan; (iv) expands the types of awards which may be made under the Plan; (v) extends the term of the Plan; or (vi) to the extent such shareholder approval may otherwise be required under applicable law or regulation or pursuant to the listing standards of the Stock Exchange on which the Common Stock is at the time primarily traded.  However, no such amendment or modification shall materially adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Optionee or the Participant consents in writing to such amendment or modification.

B.Each Plan Administrator may, within the scope of its administrative functions under the Plan, amend any Award previously granted under the Plan by such Plan Administrator (and the Compensation Committee may amend any Award previously granted under the Plan) without the prior written consent of the Optionee or Participant to whom the Award was made if such amendment does not materially adversely affect the rights and obligations of the Optionee or Participant under the Award.  Each Plan Administrator may, within the scope of its administrative functions under the Plan, amend any Award previously granted by such Plan Administrator (and the Compensation Committee may amend any Award previously granted under the Plan) with the written consent of the Optionee or Participant.

C.The Compensation Committee shall be authorized to make minor or administrative amendments to the Plan as well as amendments to the Plan that may be required by law applicable to the Corporation.  The Compensation Committee shall have the discretionary authority to adopt and implement from time to time such addenda or subplans to the Plan as it may deem necessary in order to bring the Plan into compliance with applicable laws and regulations of any foreign jurisdictions in which grants or awards are to be made under the Plan and/or to obtain favorable tax treatment in those foreign jurisdictions for the individuals to whom the grants or awards are made.

D.Except as otherwise provided in Section IV.B of this Article Five, Awards may be made under the Plan that involve shares of Common Stock in excess of the number of shares then available for issuance under the Plan; provided no shares shall actually be issued pursuant to those Awards until the number of shares of Common Stock available for issuance under the Plan is sufficiently increased by shareholder approval of an amendment of the Plan authorizing such increase.

VI.	USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

VII.	REGULATORY APPROVALS
A.The implementation of the Plan, the granting of any Award under the Plan and the issuance of any shares of Common Stock in connection with the issuance, exercise, vesting or settlement of any Award under the Plan shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan and the shares of Common Stock issuable pursuant to those Awards.
B.No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of applicable securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any Stock Exchange on which Common Stock is then listed for trading.
VIII.	NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

IX.	NO TRUST OR FUND CREATED

Neither the Plan nor any Award shall create or be construed to create a trust or separate fund or any kind or a fiduciary relationship with the Corporation and an Optionee or Participant or any other person.  Any assets set aside with respect to an Award shall be subject to the claims of the Corporation’s general creditors, and no person other than the Corporation shall, by virtue of an Award, have any interest in any specific assets.  In its sole discretion, the Board or the Compensation Committee may authorize the creation of trusts or other arrangements to meet the Corporation’s obligations to deliver shares of Common Stock or to make payments with respect to Awards hereunder.

X.	FRACTIONAL SHARES

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award, and the Plan Administrator shall determine in its sole discretion whether cash, or other securities shall be paid or transferred in lieu of any fractional shares, or whether such fractional shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.

XI.	CORPORATE ACTION CONSTITUTING GRANT OF AWARDS.

Corporate action constituting a grant by the Corporation of an Award to any Participant will be deemed completed as of the date that all necessary corporate action has occurred and become effective, and all terms of the Award (including, in the case of stock options, the exercise price thereof) are fixed, unless otherwise determined by the Plan Administrator, regardless of when the documentation evidencing the Award is communicated to, or actually received or accepted by, the Participant.  In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement as a result of a clerical error in the papering of the Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

XII.	COMPLIANCE WITH CODE SECTION 409A

Unless otherwise expressly provided for in an Award Agreement, or other agreement between the Optionee or Participant and the Corporation, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, to the extent that Section 409A is applicable to an Award, and, to the extent not so exempt, in compliance with Section 409A. If the Plan Administrator determines that any Award granted hereunder is subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement.  Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if an Optionee or Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A and the Optionee or Participant is otherwise subject to Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months following the date of such Optionee’s or Participant’s “separation from service” or, if earlier, the date of the Optionee’s or Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six (6) month period elapses, with the balance paid thereafter on the original schedule.

XIII.	NO TAX REPRESENTATIONS

The Corporation makes no representations as to tax consequences of any compensation or benefits provided hereunder (including, without limitation, under Section 409A, if applicable).  An Optionee or Participant is solely responsible for any and all income, excise or other taxes imposed on the Optionee or Participant with respect to any and all compensation or other benefits provided to the Optionee or Participant pursuant to an Award under the Plan. The Corporation will have no duty or obligation to any Optionee or Participant to advise such holder as to the time or manner of exercising an Award.  Furthermore, the Corporation will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised.  The Corporation has no duty or obligation to, and does not undertake to, provide tax advice or to minimize the tax consequences of an Award to the holder of such Award.  The Corporation shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

XIV.	CLAWBACK

All Awards granted under the Plan will be subject to recoupment in accordance with the Matson, Inc. Policy Regarding Recoupment of Certain Compensation (as amended and restated October 26, 2023, and as amended from time to time), and any other clawback policy that the Corporation is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Corporation’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.  In addition, the Plan Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Plan Administrator determines necessary or appropriate, including, but not limited to, a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause.  No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Corporation (or a Parent or Subsidiary).

XV.	ELECTRONIC DELIVERY

Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto), or posted on the Corporation’s intranet (or other shared electronic medium controlled by the Corporation to which the Optionee or Participant has access).

XVI.	CHANGE IN TIME COMMITMENT.

In the event a Participant’s regular level of time commitment in the performance of his or her services for the Corporation (or any Parent or Subsidiary) is reduced (for example, and without limitation, if the Participant is an Employee of the Corporation and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence), or the Participant’s role or primary responsibilities are changed to a level that, in the Plan Administrator’s determination does not justify the Participant’s unvested Awards, and such reduction or change occurs after the date of grant of any Award to the Participant, the Plan Administrator has the right in its sole discretion to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award.  In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.  Any such action taken pursuant to this Section XVI shall not be subject to the restrictions set forth in Section V.B of this Article Five.

XVII.	CHOICE OF LAW

The laws of the State of Hawaii will govern all questions concerning the construction, validity and interpretation of this Plan and Award Agreements, without regard to that state’s conflict of laws rules provided, however, that Federal Arbitration Act (9 U.S.C. §1 et seq.) shall govern Section XVIII of this Article Five.

XVIII.ARBITRATION

Any dispute, controversy or claim arising out of or relating to this Plan or with respect to an Award granted hereunder, including, without limitation, any dispute regarding the validity or termination of this Plan or an Award granted hereunder, or the performance or breach hereof or of the terms of any Award Agreement, shall be settled exclusively by arbitration, conducted before a single arbitrator who is an attorney or retired judge with expertise and experience in the field of employment law.  The arbitration shall be held under the auspices of JAMS in accordance with JAMS then-current JAMS Comprehensive Arbitration Rules and Procedures.  The arbitration shall take place in or near the city in which Participant is employed by the Corporation or was last employed by the Corporation.  The arbitrator shall make a written award and shall prepare a written opinion containing the findings and conclusions on which the award was based.  The decision of the arbitrator will be final and binding upon the parties hereto.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (i) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (ii) the arbitration costs shall be borne entirely by the Corporation.  The arbitration shall be confidential and no details concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the non-disclosing party, unless required by law or court order, as necessary to prosecute or defend the arbitration, or in connection with enforcement of any decision in such arbitration.  This agreement to arbitrate is mutually entered into between the parties. The Corporation and Participant further agree that any claim submitted to arbitration must be brought in the party’s individual capacity, and not as a plaintiff or class member in any purported class, representative or consolidated proceeding.

APPENDIX

The following definitions shall be in effect under the Plan:

A.1934 Act shall mean the Securities Exchange Act of 1934, as amended.
B.2025 Annual Meeting shall mean the annual general meeting of the Corporation’s shareholders held on April 24, 2025.
C.Automatic Grant Program shall mean the automatic grant program in effect for non-employee Board members under Article Four of the Plan.
D.Award shall mean any of the following awards authorized for issuance or grant under the Plan, including stock options, stock appreciation rights, direct stock issuances, restricted stock or restricted stock unit awards, performance shares, performance units, dividend-equivalent rights and cash incentive awards.
E.Award Agreement shall mean the written agreement(s) between the Corporation and the Optionee or Participant evidencing a particular Award made to that individual under the Plan, as such agreement(s) may be in effect from time to time.
F.Award Date shall mean the date on which an Award is granted by the Plan Administrator, which shall generally be the date on which the Plan Administrator takes action to grant the Award or a later date specified by the Plan Administrator when taking such action.
G.Board shall mean the Corporation’s Board of Directors.
H.Cause shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:
−Cause shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.
−In the absence of any other Cause definition in the Award Agreement for a particular Award (or in any other agreement incorporated by reference into the Award Agreement), an individual’s termination of Service shall be deemed to be for Cause if such termination occurs by reason of his or her commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner.  The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss Participant or any other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed for purpose of the Plan to constitute grounds for termination for Cause.
I.Change in Control shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:

−Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i)a merger, consolidation or other reorganization approved by the Corporation’s shareholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction or series of related transactions,

(ii)a sale, transfer or other disposition of all or substantially all of the Corporation’s assets or business,

(iii)the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) acquires directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions) beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) thirty-five percent (35%) of the total combined voting power of the Corporation’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation’s existing shareholders, or

(iv)a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

Notwithstanding the foregoing definition, for purposes of an Award that provides for a deferral of compensation under Section 409A, to the extent the impact of a Change in Control on such Award would subject a Participant to additional taxes under Section 409A, a Change in Control described in subsection (i), (ii), (iii) or (iv) above with respect to such Award will mean both a Change in Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of the Section 409A as applied to the Corporation.

J.Code shall mean the Internal Revenue Code of 1986, as amended.
K.Common Stock shall mean the Corporation’s common stock.
L.Compensation Committee shall mean the Compensation Committee of the Board comprised of two (2) or more Independent Directors.

M.Consultant shall mean a natural person who provides bona fide services to the Corporation, other than as an Employee or director, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction and do not promote or maintain a market for the Corporation’s securities.
N.Corporation shall mean Matson, Inc., a Hawaii corporation, and any subsequent corporate successor to all or substantially all of the assets or voting stock of Matson, Inc. which has by appropriate action assumed the Plan.
O.Discretionary Option Grant Program shall mean the discretionary grant program in effect under Article Two of the Plan pursuant to which stock options and stock appreciation rights may be granted to one or more eligible individuals.
P.Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
Q.	Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.
R.Fair Market Value per share of Common Stock on any relevant date shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Stock is then primarily traded.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.  In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Plan Administrator in good faith and in a manner that complies with Sections 409A and 422 of the Code.

S.Family Member means, with respect to a particular Optionee or Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.

T.Good Reason shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:

−Good Reason shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.

−In the absence of any other Good Reason definition in the Award Agreement (or in any other agreement incorporated by reference into the Award Agreement), Good Reason shall mean an individual’s voluntary resignation following the occurrence of any of the following events effected without such individual’s consent: (A) a change in his or her position with the Corporation (or any Parent or Subsidiary) which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary and target bonus under any corporate-performance based bonus or incentive programs) by more than ten percent (10%); (C) a relocation of such individual’s place of employment by more than fifty (50) miles; (D) the failure by the Corporation to continue in effect any stock option or other equity-based plan in which such individual is participating, or in which such individual is entitled to participate, immediately prior to a Change in Control of the Corporation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan; or (E) the failure by the Corporation to continue such individual’s participation therein (or in such substitute or alternative plan) on a substantially equivalent basis, both in terms of the amount or timing of payment of benefits provided and the level of such individual’s participation relative to other participants, as existed immediately prior to the Change in Control of the Corporation.  For Good Reason to apply, the individual must give notice of the existence of one of the Good Reason conditions within 90 days after the condition first occurs, and the Corporation must have at least 30 days to cure the condition.

U.Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

V.Independent Director shall mean any director who: (a) satisfies all criteria to be a “non-employee director” within the meaning of Rule 16b-3 promulgated by the SEC; and (b) satisfies all criteria for independence of a compensation committee member established by the SEC and the New York Stock Exchange.

W.Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of:

(i)such individual’s involuntary dismissal or discharge by the Corporation (or any Parent or Subsidiary) for reasons other than for Cause, or

(ii)such individual’s voluntary resignation for Good Reason.

X.Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

Y.Optionee shall mean any person to whom an option is granted under the Discretionary Option Grant or Automatic Grant Program.

Z.Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

AA.Participant shall mean any person who is issued shares of Common Stock, restricted stock units, performance shares, performance units or other stock-based awards under the Stock Issuance Program or Automatic Grant Program.  The term “Participant” may also include an Optionee, as the context may require or as the Plan Administrator may determine.

BB.Performance Goals shall mean any performance objective or metric selected by the Plan Administrator.  Each applicable Performance Goal may include a minimum threshold level of performance below which no Award will be earned, levels of performance at which specified portions of an Award will be earned and a maximum level of performance at which an Award will be fully earned.  Performance Goals for financial performance criteria may be determined on either a GAAP or non-GAAP basis.  Unless specified otherwise by the Plan Administrator (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established or unless taken into consideration in the projections, business plans, operating budgets or other materials used by the Plan Administrator in establishing the Performance Goals, the Plan Administrator will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a performance period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of acquisitions, dispositions or joint ventures; (6) to assume that any business divested by the Corporation achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (7) to exclude the effect of any change in the outstanding shares of common stock of the Corporation by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; (8) to exclude the effects of stock based compensation and the award of bonuses under the Corporation’s bonus plans; (9) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (10) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles and (11) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item.  In addition, the Plan Administrator retains the authority (i) to exercise its discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals with respect to performance-based Awards, and (ii) to establish the manner of calculating achievement of the Performance Goals selected to be used for any performance period.  Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

CC.Permanent Disability or Permanently Disabled shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.  However, solely for purposes of the Automatic Grant Program, Permanent Disability or Permanently Disabled shall mean the inability of the non-employee Board member to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

DD.Plan shall mean the Matson, Inc. 2025 Incentive Compensation Plan, as amended from time to time.

EE.Plan Administrator shall mean the particular person, whether the Compensation Committee (or subcommittee thereof), the Board or otherwise, which is authorized to administer the Discretionary Option Grant, Automatic Grant and/or Stock Issuance Programs with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under the Plan with respect to the persons under its jurisdiction.

FF.Plan Effective Date shall mean April 25, 2025, which is the first day following the date on which the Plan was approved by the Matson, Inc. shareholders at the 2025 Annual Meeting.

GG.Predecessor Plan shall mean the Matson, Inc. 2016 Incentive Compensation Plan, as amended and restated.

HH.Retirement shall mean (i) the Participant’s termination of Service on or after attainment of age sixty-five (65) or (ii) the Participant’s early retirement, with the prior approval of the Corporation (or Parent or Subsidiary employing Participant), on or after attainment of age fifty-five (55) and completion of at least five (5) years of Service.

II.Section 409A shall mean Section 409A of the Code as in effect from time to time, including the guidance and Treasury regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

JJ.Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established) by a person in the capacity of an Employee, a non-employee member of a board of directors (including the Board), or a Consultant, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance.  For purposes of the Plan, an Optionee or Participant shall be deemed to cease Service immediately upon the occurrence of either of the following events: (i) the Optionee or Participant no longer performs services in any of the foregoing capacities for the Corporation or any Parent or Subsidiary or (ii) the entity for which the Optionee or Participant is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Optionee or Participant may subsequently continue to perform services for that entity.  Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Plan Administrator; provided, however, that should such leave of absence exceed three (3) months, then for purposes of determining the period within which an Incentive Option may be exercised as such under the federal tax laws, the Optionee’s Service shall be deemed to cease on the first day immediately following the expiration of such three (3)-month period, unless Optionee is provided with the right to return to Service following such leave either by statute or by written contract.  Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Optionee or Participant is on a leave of absence.

KK.Stock Exchange shall mean the New York Stock Exchange, the Nasdaq Global Select Market or any other established stock exchange on which the Common Stock may be actively traded.

LL.Stock Issuance Agreement shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance Program.

MM.Stock Issuance Program shall mean the stock issuance program in effect under Article Three of the Plan.

NN.Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  The term Subsidiary shall also include any wholly-owned limited liability company within the applicable chain of subsidiaries that is a disregarded entity for U.S. federal income tax purposes.

OO.10% Stockholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

PP.Withholding Taxes shall mean the applicable federal and state income and employment or any other withholding taxes to which the holder of an Award under the Plan may become subject in connection with the issuance, exercise, vesting or settlement of that Award or the issuance of shares of Common Stock thereunder.